Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

To the Board of Directors

Duska Therapeutics, Inc. and Subsidiary

We consent to the use of our Independent Registered Public Accounting Firm Report dated February 19, 2005 covering the financial statements of Duska Therapeutics, Inc. and Subsidiary for the years ended December 31, 2004 and 2003, and for the period from inception on February 9, 1996 to December 21, 2004 to be included in this Post-Effective Amendment No. 1 to Registration Statement to be filed with the Commission on or about April 6, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

April 6, 2005